AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER entered into as of June 15, 2004 among SECURE SYSTEM, INC., a New Jersey corporation (“Secure”), SOMERSET INTERNATIONAL GROUP, INC., a Delaware corporation (“Somerset”), and SECSYS ACQUISITION CORP., a New Jersey corporation (“Acquisition”).

WHEREAS, the respective Boards of Directors of Secure, Somerset and Acquisition desire that Secure should be acquired by Somerset pursuant to the merger of Acquisition, which is a wholly-owned subsidiary of Somerset, with and into Secure.

NOW, THEREFORE, it is agreed:

ARTICLE I: THE MERGER

1.1	Closing.

The closing of the Merger (the “Closing”) will take place at the offices of Picinich & McClure, Esqs., counsel to Somerset, at 139 Harristown Road, Glen Rock, NJ 07452, within one (1) business day following the satisfaction or waiver of the conditions precedent set forth in Article V or at such other date as Secure and Somerset shall agree (the “Closing Date”).

1.2	Merger; Effective Time.

The Effective Time shall occur upon the filing with the Secretary of State of the State of New Jersey of a Certificate of Merger (the “Certificate of Merger”) executed in accordance with the applicable provisions of the New Jersey Business Corporation Law (the “BCL”), or at such later time as may be agreed to by Somerset and Secure and specified in the Certificate of Merger (the “Effective Time”). The date on which the Effective Time occurs is referred to asthe “Effective Date.” Provided that this Agreement has not been terminated pursuant to Article VI, the parties will cause the Certificate of Merger to be filed as soon as practicable after the Closing.

1.3	Surviving Corporation.

a.	Secure and Acquisition shall, pursuant to the provisions of the BCL, be merged with and into a single corporation, to wit, Secure, which shall be the surviving corporation from and after the effective time of the merger, and which is sometimes hereinafter referred to as the “Surviving Corporation”, and which shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the BCL. The separate existence of Acquisition shall cease at the Effective Time in accordance with the provisions of the BCL.

b.            At the Effective Time, each share of the 3,428,576 shares of capital stock of Acquisition outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Entity and the shares of common stock of the Surviving Entity so issued in such conversion shall constitute the only outstanding shares of capital stock of the Surviving Entity and the Surviving Entity shall be a wholly owned subsidiary of Somerset.

c.             The Certificate of Incorporation of Secure shall continue to be the Certificate of Incorporation of said Surviving Corporation. The present by-laws of Secure will be the by-laws of the Surviving Corporation and will continue in full force and effect from and after the effective date of the merger.

d.            The directors in office of Secure at the effective time of the merger shall be the members of the first Board of Directors of the Surviving Corporation, all of whom shall hold their directorships until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the by-laws of the surviving corporation.

e.             The officers in office of Secure at the effective time of the merger shall be the first officers of the Surviving Corporation, all of whom shall hold their offices until the election of their respective successors or until their tenure is otherwise terminated in accordance with the by-laws of the surviving corporation.

1.4	Exchange of Shares, Profit Participation, and Working Capital Adjustment.

a.            Creation of Preferred Shares. Prior to the Effective Time, Somerset shall approve by way of resolution, and shall file as required by law, a Certificate of Designations creating 3,000,004 shares of Series A Redeemable Convertible Preferred Stock (the “Preferred Shares”). From those shares 2,747,404 will be used to satisfy Somerset’s obligations under Section 1.4(b) hereof and 252,600 will be used to satisfy Somerset’s obligations under Section1.7 hereof. The form of Certificate of Designations of the Preferred Stock is annexed hereto as Appendix A.

b.           Conversion of Secure Shares. At the Effective Time each of the 3,956,742 shares of common stock of Secure that were issued and outstanding immediately prior to the Effective Time, (hereinafter collectively referred to as the “Secure Shares”), and specifically excluding any shares to be issued for conversion of the Acquisition Shares pursuant to Section 1.3, shall be converted into and represent the right to receive in exchange therefore 0.69436 Preferred Shares. Any fractional share less than 0.5 that results from the conversion will be eliminated; all other fractional shares will be rounded to the next integer.

c.            Profit Participation. In addition to the conversion of Secure Shares to Preferred Shares as set forth above, the Secure shareholders entitled to receive Preferred Shares shall also receive a Profit Participation Certificate(the “Certificate”) in the form annexed hereto as Appendix C. The “Participation Percentage” that will be recited on the face of the Certificate will equal the number of Preferred Shares issued to the holder in exchange for his/her Secure Shares divided by the total number of Preferred Shares exchanged for Secure Shares. The percentage shall be rounded to three decimal places.

d.           Working Capital Adjustment. In addition to the conversion of the Secure Shares and the Profit Participation as set forth above, the Secure Shareholders shall, on the “Working Capital Distribution Date” (defined below)after the Effective Date, be entitled to receive compensation based upon Secure’s working capital immediately prior to the Effective Time.

(i) Each Secure Shareholder’s individual participation percentage in the Working Capital Adjustment (defined below) shall be equal to the Secure Shareholder’s Profit Participation Percentage (as defined in the shareholder’s Profit Participation Certificate).

(ii) Payment of the entire Working Capital Adjustment shall be made to the Chief Financial Officer of Secure, who shall be obligated to distribute the correct participation percentage to each Secure Shareholder. Somerset’s obligations under this paragraph shall be deemed satisfied after payment of the Working Capital Adjustment to the Chief Financial Officer of Secure. Somerset shall not be liable for failure of the Chief Financial Officer of Secure to correctly distribute the Working Capital Adjustment among the Secure Shareholders.

(iii) “Working Capital Adjustment” shall mean the total amount of Net Working Capital on hand as June 30, 2004.

(iv) “Net Working Capital” shall mean the difference between current assets and current liabilities.

(v) “Working Capital Distribution Date” shall mean the date that is120 days after the Effective Date, provided that if such date falls on a Saturday, Sunday or legal holiday, said date shall be extended to the next business day.

e.            Pledge Agreement. The obligations of Somerset which shall accrue pursuant to the Preferred Stock shall be secured by a pledge of certain capital stock of Secure on the terms set forth in the form of Stock Pledge and Escrow Agreement annexed hereto as Appendix B (the “Stock Pledge Agreement”); and

f.            With the exception of Surviving Entity shares resulting from the conversion of Acquisition Stock as set forth in Section 1.3, all Secure Shares owned by the shareholders of Secure as of the Effective Date shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Preferred Stock and Certificate upon the surrender of such certificate in accordance with Section 1.5 and the right to receive the Working Capital Adjustment pursuant to Section 1.4(d).

1.5.         Exchange of Certificates. Somerset’s corporate counsel, Picinich & McClure, Esqs., shall act as the exchange agent (the “Exchange Agent”) for the purpose of exchanging Secure Shares for the Preferred Stock and Certificates. At or prior to the Closing, Somerset shall deliver to the Exchange Agent certificates for the Preferred Stock and Profit Participation Certificates issued in such names and quantities as are indicated on the stock records of Secure immediately prior to the Closing. At the Closing or thereafter, the shareholders of Secure shall be required to surrender to the Exchange Agent the certificates for all of their Secure Shares (or affidavits attesting to the loss of certificates). Each Secure Shareholder shall be entitled upon such surrender to receive in exchange therefor a certificate representing such number of shares of Preferred Stock, and a Profit Participation Certificate reciting the appropriate Participation Percentage, all as calculated pursuant to Section 1.4 of this Agreement.

1.6.         Closing Of Transfer Books. On the Effective Date, the stock transfer book of Secure shall be deemed to be closed and no transfer of Secure Shares shall thereafter be recorded thereon.

1.7         Other Equity Interests. On the Effective Date, Somerset shall issue 12,600 Preferred Shares in exchange for the outstanding options for Secure stock recited on Schedule 2.2 hereto and will issue 240,000 Preferred Shares pursuant to the agreement with Woodland Group recited in Schedule 2.11 hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SECURE

Except as set forth in the schedules to this Agreement, disclosure in anyone of which shall apply to any and all representations and warranties made in this Agreement, Secure hereby represents and warrants to Somerset, as of the date of this Agreement and as of the Effective Time, as follows:

2.1         Organization, Standing And Power. Secure is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey. Secure has corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. Secure is duly qualified to do business as a foreign corporation doing business in each state in which it owns or leases real property and where the failure to be so qualified and in good standing would have a material adverse effect on Secure or its business. Secure does not have an ownership interest in any corporation, partnership (general or limited), limited liability company or other entity, whether foreign or domestic (collectively such ownership interests including capital stock).

2.2         Capitalization. There are 70,000,000 shares of capital stock of Secure authorized, consisting of 63,000,000 shares of common stock, no par value per share, and 7,000,000 shares of preferred stock. As of the date of this Agreement, there are 3,956,742 Secure Shares issued and outstanding and no shares of preferred stock issued and outstanding. Except as disclosed on

Schedule 2.2 hereto, no Secure Shares have been reserved for issuance to any person, and there are no outstanding rights, warrants, options or agreements for the purchase of Secure Shares. All outstanding Secure Shares are validly issued, fully paid, non-assessable, not subject to pre-emptive rights and have been issued in compliance with all state and federal securities laws or other applicable laws.

2.3	Financial Statements.

(i) Secure has made available to Somerset copies of its audited financial statements for the year ended December 31, 2003 and its unaudited financial statements for the three months ended March 31, 2004 (collectively, “Secure Financial Statements”). The Secure Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto). Such financial statements fairly present the financial position of Secure as at the dates thereof and the results of its operations and its cash flows for the periods then ended.

(ii) To the knowledge of Secure, except as disclosed in the Secure Financial Statements or on Schedule 2.3 hereof, there has been no material change in the financial condition, operations or business of Secure since March 31, 2004.

(iii) Except as otherwise disclosed in the Secure Financial Statements, Secure does not have any material liabilities.

2.4         Intellectual Property And Intangible Assets. To the knowledge of Secure, Secure has full legal right, title and interest in and to all of the intellectual property utilized in the operation of its business. No rights of any other person are violated by the use by Secure of the intellectual property. Except as set forth on Schedule 2.4, none of the intellectual property has ever been declared invalid or unenforceable, or is the subject of any pending or, to the knowledge of Secure, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

2.5         Litigation. There is no action, suit, investigation, audit or proceeding pending against, or to the best knowledge of Secure threatened against or affecting, Secure or any of its assets or properties before any court or arbitrator or any governmental body, agency or official.

2.6         Interested Party Transactions. Except as disclosed in the Secure Financial Statements, Secure is not indebted to any officer or director of Secure (except for compensation and reimbursement of expenses incurred in the ordinary course of business), and no such person is indebted to Secure.

2.7         Compliance With Applicable Laws. To the knowledge of Secure, the business of Secure has not been, and is not being, conducted in violation of any law, except for possible violations which individually or in the aggregate have not had and are not reasonably likely to have a material adverse effect on Secure. To the knowledge of Secure, no investigation or review by any governmental entity with respect to Secure is pending nor has any governmental entity indicated an intention to conduct the same, except for investigations or reviews which individually or in the aggregate would not have, nor be reasonably likely to have, a material adverse effect on Secure.

2.8         No Undisclosed Liabilities. Except as set forth in the Secure Financial Statements, there are no liabilities or debts of Secure of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or debt.

2.9         Tax Returns And Payment. Secure has duly and timely filed all tax returns required to be filed by it and has duly and timely paid all taxes shown thereon to be due, except as reflected in the Secure Financial Statements and except for taxes being contested in good faith. Except as disclosed in the Secure Financial Statements, there is no material claim for taxes that is a Lien against the property of Secure other than liens for taxes not yet due and payable, none of which taxes is material. Secure has not received written notification of any audit of any tax return of Secure being conducted or pending by a tax authority where an adverse determination could have a material adverse effect on Secure, no extension or waiver of the statute of limitations on the assessment of any taxes has been granted by Secure which is currently in effect, and Secure is not a party to any agreement, contract or arrangement with any tax authority or otherwise, which may result in the payment of any material amount in excess of the amount reflected on the Secure Financial Statements.

2.10        Title And Related Matters. Secure has good and marketable title to all of its properties, inventory, interests in properties, and assets, real and personal, which are reflected in the most recent balance sheet in the Secure Financial Statements or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business). Secure owns, free and clear of any liens, any and all of its assets, except that Valley National Bank has a security interest in all of Secure’s assets, which security interest shall be released and discharged on the Closing Date.

2.11        Finders. Secure has not incurred any liability to any broker, finder or agent for fees or commissions in connection with this Agreement and the transactions contemplated hereby, except that Secure is party to an agreement dated September 11, 2003 with The Woodland Group, Inc. pursuant to which a commission will be due if the transactions contemplated by this Agreement are concluded. The material terms of Secure’s agreement with The Woodland Group, including disclosure of all amounts paid, or to be paid, in cash or in kind, are set forth on Schedule 2.11.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SOMERSET

Except as set forth in the schedules to this Agreement, disclosure in anyone of which shall apply to any and all representations and warranties made in this Agreement, and except as otherwise disclosed in writing to Secure, Somerset hereby represents and warrants to Secure, as of the date of this Agreement and as of the Effective Time (except as otherwise indicated), as follows:

3.1         Organization, Standing And Power. Somerset is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. It has full corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.

3.2	SEC Filings. The Report on Form 10-QSB filed by Somerset with respect to the period ended March 31, 2004 was true and accurate, and complied in all respects with the applicable Rules of the Securities and Exchange Commission.

3.3         Merger with Somerset-NJ. Somerset is party to an Agreement and Plan of Merger with Somerset International Group, Inc., a New Jersey corporation (“Somerset-NJ”). A true copy of the Agreement and Plan of Merger has been delivered to Secure. The said Agreement remains in full force and effect. As used herein, “Completion of the Somerset Merger” means the effectuation of the merger of Somerset-NJ with Somerset.

3.4         Capitalization. There are 300,000,000 shares of Somerset capital stock authorized, consisting of 200,000,000 shares of common stock, $0.001 par value per share (the “Somerset Shares”), and 100,000,000 shares of preferred stock. As of the date of this Agreement, there were 1,036,116 issued and outstanding Somerset Shares and no issued and outstanding shares of preferred stock. Upon Completion of the Somerset Merger and closing of the offering described in the PPM (defined below), there will be 5,300,000 issued and outstanding Somerset Shares and no issued and outstanding shares of preferred stock. Except as set forth in Schedule 3.4, no Somerset Shares have been reserved for issuance to any person, and there are no outstanding rights, warrants, options or agreements for the purchase of Somerset Shares or Somerset preferred stock. The Somerset Shares have been issued in compliance with all applicable laws.

3.5         Private Placement Memorandum. Somerset has made available to Secure a copy of the Private Placement Memorandum of Somerset dated March 1, 2004 as amended June 1, 2004 (the “PPM”). The statements made in the PPM were true and complete when made, and remain true and complete as if made on the date of this Agreement and at the Effective Time, except as set forth on Schedule 3.5.

3.6	Financial Statements.

a.            The financial statements of Somerset contained in the most recent filings with the SEC (“Somerset Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto). Such financial statements fairly present the financial position of Somerset as at the dates thereof and the results of its operations and its cash flows for the periods then ended.

b.           To the knowledge of Somerset, except as disclosed in the Somerset Financial Statements, there has been no material adverse change in the financial condition, operations or business of Somerset since March 31, 2004.

c.            Except as otherwise disclosed in the Somerset Financial Statements, Somerset does not have any material liabilities.

3.7         Litigation. There is no action, suit, investigation, audit or proceeding pending against or, to the knowledge of Somerset, threatened, against or affecting Somerset or any of its material assets or properties before any court or arbitrator or any governmental body, agency or official.

3.8         Compliance With Applicable Laws. To the knowledge of Somerset, the business of Somerset has not been, and is not being, conducted in violation of any Applicable Law, except for possible violations which individually or in the aggregate have not had and are not reasonably likely to have a material adverse effect on Somerset. To the knowledge of Somerset, no investigation or review by any governmental entity with respect to Somerset is pending or threatened, nor has any governmental entity indicated an intention to conduct the same, except for investigations or reviews which individually or in the aggregate would not have, nor be reasonably likely to have, a material adverse effect on Somerset.

3.9         Tax Returns And Payment. Somerset has duly and timely filed all tax returns required to be filed by it and has duly and timely paid all taxes shown thereon to be due, except as reflected in the Somerset Financial Statements and except for taxes being contested in good faith. Except as disclosed in the Somerset Financial Statements, there is no material claim for taxes that is alien against the property of Somerset other than liens for taxes not yet due and payable, none of which taxes is material. Somerset has not received written notification of any audit of any tax return of Somerset being conducted or pending by a tax authority where an adverse determination could have a material adverse effect on Somerset, no extension or waiver of the statute of limitations on the assessment of any taxes has been granted by Somerset which is currently in effect, and Somerset is not a party to any agreement, contract or arrangement with any tax authority or otherwise, which may result in the payment of any material amount in excess of the amount reflected on the Somerset Financial Statements.

3.10        No Undisclosed Liabilities - Somerset. Except as set forth in its Quarterly Report on Form 10-QSB for the period ended March 31, 2004 or on Schedule 3.10, there are no liabilities or debts of Somerset of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or debt.

3.11        Acquisition. Acquisition is a shell corporation organized for the purpose of completing the transactions contemplated by this Agreement. Acquisition has no assets or liabilities, and has never engaged in any business activity. There are 3,500,000 shares of Acquisition capital stock authorized, of which 3,428,576 were issued as of the Effective Date. Somerset is the only shareholder of Acquisition.

ARTICLE IV

CERTAIN COVENANTS AND AGREEMENTS

4.1         Covenants Of Secure. Secure covenants and agrees that, during the period from the date of this Agreement until the Closing Date, Secure shall conduct its business as presently operated and solely in the ordinary course, and, without the written consent of Somerset:

a.	shall not amend its Certificate of Incorporation or Bylaws;

b.           shall not pay or agree to pay to any employee, officer or director compensation that is in excess of the current compensation level of such employee, officer or director other than salary increases or payments made in the ordinary course of business;

c.             shall not merge or consolidate with any other entity or acquire or agree to acquire any other entity;

d.            shall not sell, transfer, or otherwise dispose of any material assets required for the operations of Secure’s business except in the ordinary course of business consistent with past practices;

e.             shall not create, incur, assume, or guarantee any material indebtedness for money borrowed except in the ordinary course of business, or create or suffer to exist any mortgage, lien or other encumbrance on any of its material assets, except those in existence on the date hereof;

f.             shall not make any material capital expenditure or series of capital expenditures except in the ordinary course of business;

g.             shall not declare or pay any dividends on or make any distribution of any kind with respect to the Secure Shares;

h.            shall notify Somerset promptly in the event of any material loss or damage to any of Secure’s material assets;

i. shall pay premiums in respect of all present insurance coverage of the types and in the amounts as are in effect as of the date of this Agreement;

j.             shall seek to preserve the present material employees, reputation and business organization of Secure and Secure’s relationship with its significant clients and others having business dealings with it;

k.            shall not issue any additional shares of Secure capital stock or take any action affecting the capitalization of Secure or the Secure Shares; and

l.             shall not enter into any material contract or commitment other than in the ordinary course of business.

4.2         Covenants of Somerset. Somerset covenants and agrees that, during the period from the date of this Agreement until the Closing Date, without the written consent of Secure, Somerset:

a.	shall not amend its Certificate of Incorporation or Bylaws;

b.            shall not declare or pay any dividends on or make any distribution of any kind with respect to the shares of capital stock of Somerset;

4.3	Covenants of The Parties.

a.            Announcement. Neither Somerset nor Secure shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld), except as may be required by applicable law or securities regulation. Notwithstanding anything in this Section 4.03 to the contrary, the parties will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby whether or not required by applicable law.

b.	Access to Information.

(i) Inspection by Secure. Somerset will make available for inspection by Secure, during normal business hours and in a manner so as not to interfere with normal business operations, all of Somerset’s records (including tax records), books of account, premises, contracts and all other documents in Somerset’s possession or control that are reasonably requested by Secure to inspect and examine the business and affairs of Somerset. For this purpose, books and records or Somerset-NJ will be deemed to be in Somerset’s control. Somerset will cause its managerial employees and regular independent accountant to be available upon reasonable advance notice to answer questions of Secure concerning the business and affairs of Somerset or Somerset-NJ. Secure will treat and hold as confidential any information they receive from Somerset in the course of the reviews contemplated by this Section 4.3b. No examination by Secure will, however, constitute a waiver or relinquishment by Secure of its rights to rely on Somerset’s covenants, representations and warranties made herein or pursuant hereto.

(ii)	Inspection by Somerset. Secure will make available for inspection by Somerset, during normal business hours and in a manner so as not to interfere with normal business operations, all of Secure’s records (including tax records), books of account, premises, contracts and all other documents in Secure’s possession or control that are reasonably requested by Somerset to inspect and examine the business and affairs of Secure. Secure will cause its managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of Somerset concerning the business and affairs of Secure. Somerset will treat and hold as confidential any information they receive from Secure in the course of the reviews contemplated by this Section 4.3(b). No examination by Somerset will, however, constitute a waiver or relinquishment by Somerset of its rights to rely on Secure’s covenants, representations and warranties made herein or pursuant hereto.

ARTICLE V

CONDITIONS PRECEDENT

5.1         Conditions Precedent To The Parties’ Obligations. The obligations of the parties as provided herein shall be subject to each of the following conditions precedent, unless waived in writing by both Somerset and Secure:

a.            Shareholder Approval. Secure shall have obtained the requisite approval by its shareholders of this Agreement and the transactions contemplated hereby.

b.	Dissenting Shareholders. Secure shall not have received written dissents pursuant to N.J.S.A. 14A:11-2 from shareholders representing more than ten (10%) percent of the Secure shares.

c.	Completion of the Somerset Merger. The Completion of the Somerset

Merger shall have occurred.

d.           Farley Note Amendment. William Farley shall have executed an amendment to his Note in the form annexed hereto as Exhibit 1.

e.            Absence of Certain Litigation. No action or proceeding shall be threatened or pending before any governmental entity or authority which, in the reasonable opinion of counsel for the parties, is likely to result in a restraint, prohibition or the obtaining of damages or other relief in connection with this agreement or the consummation of the Merger.

5.2         Conditions Precedent to the Obligations of Somerset. The obligations of Somerset on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by Somerset:

a.            Representations and Warranties. Somerset shall have received a certification signed by the Chief Executive Officer and the Chief Financial Officer of Secure attesting that the representations and warranties by Secure in Article II herein are true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date.

b.           Performance. Secure shall have performed and complied in all material respects with all agreements to be performed or complied with by it pursuant to this Agreement at or prior to the Closing.

c.            Certificate of Good Standing. Secure shall have delivered to Somerset a certificate as to the good standing of Secure certified by the Secretary of State of the State of New Jersey on or within five (5) business days prior to the Closing Date.

d.           Due Diligence. Somerset shall have completed to its own satisfaction due diligence in relation to Secure.

e.            Employment Agreements. Gregory S. Lawson and Stephen E. Roman, Jr. shall have entered into employment agreements with Secure on terms approved by Somerset.

5.3         Conditions Precedent To The Obligations Of Secure. The obligations of Secure on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by Secure:

a.            Representations And Warranties. Secure shall have received a certification signed by the Chief Executive Officer and the Chief Financial Officer of Somerset attesting that the representations and warranties by Somerset in Article III herein are true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date.

b.           Performance. Somerset shall have performed and complied in all material respects with all agreements to be performed or complied with by it pursuant to this Agreement prior to or at the Closing.

c.            Certificate of Designations. Somerset shall have filed with the Secretary of State of the State of Delaware a Certificate of Designations of the Series A Redeemable Convertible Preferred Stock in the form annexed hereto as Appendix A,

d.           Certificate of Good Standing. Each of Somerset and Acquisition shall have delivered to Secure a certificate as to the good standing of certified by the Secretary of State of the State of Delaware or the Secretary of State of New Jersey, as applicable, on or within five (5) business days prior to the Closing Date.

e.            Due Diligence. Secure shall have completed to its own satisfaction due diligence in relation to Somerset.

f.            Public Status of Somerset. As at the Effective Time of the Merger, (i) Somerset shall be a fully compliant reporting public company under the Exchange Act, and shall be current in all of its reports required to be filed under the Exchange Act, and (ii) shall not have been threatened or subject to ineligibility from the OTC Bulletin Board, and (iii) Somerset shall, within five (5) business days thereafter, cause to be filed with NASD Regulation, Inc.

a Form 211 and Form 211 Addendum to initiate quotations of the Somerset shares in the OTC Bulletin Board Service.

g.            Escrow of Funds. Somerset shall have delivered to the Exchange Agent to be held by it in escrow the sum of Five Hundred Thousand Dollars ($500,000) (the “Escrowed Funds”). The parties hereby instruct the Exchange Agent that immediately after the Effective Time it shall disburse the Escrowed Funds as follows: (i) $50,000 to Sovereign Bank in satisfaction of Secure debt,(ii) $17,500 to Valley Bank in satisfaction of Secure debt, (iii) $150,000 to William Farley; (iv) $25,000 to Woodland Group per Schedule 2.11 hereto, and (v)the balance to Secure as working capital. The Exchange Agent shall cooperate with the Chief Financial Officer of Secure to assure that the Escrowed Funds are properly disbursed and that Secure receives credit for the payments made.

h.           Escrow of Certificates. Somerset shall have executed and delivered to the Exchange Agent the Preferred Stock certificates and Profit Participation Certificates required by Section 1.5 of this Agreement.

i.            Implementation of Stock Pledge Agreement. Somerset shall have executed the Stock Pledge Agreement described in Section 1.4(e) hereof, and shall have delivered the executed Stock Pledge Agreement to Gregory S. Lawson. Somerset shall also have delivered to Gregory S. Lawson certificates for3,000,004 of the 3,428,576 outstanding shares of capital stock of the Surviving Corporation, to be held by him pursuant to the terms of the Stock Pledge Agreement.

ARTICLE VI

TERMINATION

6.1         Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by:

a.	The mutual written consent of the Boards of Directors of the parties;

b.           Either party if any governmental entity or court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall use their commercially reasonable best efforts to lift), which restrains, enjoins or otherwise prohibits the Merger or the issuance of the Preferred Stock pursuant to the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

c.            Somerset, if Secure shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by Somerset to Secure;

d.	Secure, if Somerset shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by Secure to Somerset; or

e.            Without any action on the part of the Parties if required by applicable law or if the Merger shall not be consummated by July 31, 2004.

6.2         Effect of Termination. If this Agreement is terminated as provided in Section 6.1, written notice of such termination shall be given by the terminating party to the other party specifying the provision of this Agreement pursuant to which such termination is made, this Agreement shall become null and void and there shall be no liability on the part of Somerset or Secure, provided that nothing in this Agreement shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement and provided further that termination shall not affect accrued rights or liabilities of any party at the time of such termination.

ARTICLE VII

CONFIDENTIALITY

Somerset, on the one hand, and Secure, on the other hand, will keep confidential all information and documents obtained from the other, including but not limited to any information or documents provided pursuant to Article IV hereof, which are designated by such party as confidential (except for any information disclosed to the public pursuant to a press release authorized by the parties) and in the event the Closing does not occur or this Agreement is terminated for any reason, will promptly return such documents and all copies of such documents and all notes and other evidence thereof, including material stored on a computer, and will not use such information for its own advantage, except to the extent that (i) the information must be disclosed by law, (ii) the information becomes publicly available by reason other than disclosure by the party subject to the confidentiality obligation, (iii) the information is independently developed without use of or reference to the other party’s confidential information, (iv) the information is obtained from another source not obligated to keep such information confidential, (v) the information is already publicly known or known to the receiving party when disclosed as demonstrated by written documentation in the possession of such party at such time, or (vi) in connection with any arbitration proceeding hereunder.

ARTICLE VIII

INDEMNIFICATION OF EXCHANGE AGENT

8.1         Somerset and Secure (for the purposes of this Section 8.1, the “Indemnitors”), jointly and severally, agree to indemnify the Exchange Agent and its partners, employees and agents (collectively, the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees arising out of or relating in any way to the Exchange Agent’s service in such capacity, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Indemnitees.

8.2	If the indemnification provided for in Section 8.1 is applicable, but for any reason is held to be unavailable, the Indemnitors shall jointly and severally contribute such amounts as are just and equitable to pay, or to reimburse the Indemnitees for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including counsel fees, actually incurred by the Indemnitees as a result of or in connection with, and any amount paid in settlement of, any action, claim or proceeding arising out of or relating in any way to any actions or omissions of the Indemnitors.

ARTICLE IX

REGISTRATION RIGHTS

9.1	Definitions. For purposes of this Article 9:

a.            The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the declaration or ordering of effectiveness of such registration statement or document.

b.	The term “Deferred Shares” means the shares of Somerset common stock underlying the conversion privileges of the Preferred Shares and any other shares of Somerset common stock issued in respect of such shares (because of stock splits, stock dividends, reclassifications, recapitalizations, similar events).

c.	The term “SEC” means the Securities and Exchange Commission.

9.2	Registration Statement Filing Deadline.

a. No later than 180 days after the Effective Date, Somerset shall prepare and file with the SEC a registration statement with respect to the Deferred Shares and Somerset shall use its best efforts to cause such registration statement to become effective;

b. Somerset shall also prepare and file with the SEC such amendments and supplements to such registration statement as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

9.3         Piggyback Registration Rights. If at any time that is less than 180 days following the Effective Date, Somerset proposes to register (including for this purpose a registration effected by Somerset for stockholders other than the holders of the Preferred Shares) any of its common stock under the Securities Act, and if Somerset has not already filed a registration statement covering the Deferred Shares, Somerset shall include in any such registration statement all of the Deferred Shares.

9.4         Prospectus. Promptly after the effective date of any registration statement filed pursuant to this Article IX or any amendment to any such registration statement, Somerset will deliver to each holder of the Preferred Shares a copy of the prospectus included in the registration statement.

ARTICLE X

MISCELLANEOUS

10.1	Applicable Law; Arbitration.

a.            Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof, as applied to agreements entered into and to be performed in such state.

b.           Arbitration. Any controversy or claim among the parties arising out of or relation to this Agreement or arising in connection with any breach hereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), as such rules may be modified by this Section 10.1(b). In connection with the foregoing, each of the parties hereby waives the right to a trial by jury of any suit, action or other proceeding in connection with this Agreement or any breach hereof. Any award rendered in any arbitration hereunder or in connection herewith shall be final and binding on the parties and judgment upon such award shall be rendered in any court of competent jurisdiction. Any arbitration shall be held in Jersey City, New Jersey. A single arbitrator selected jointly by the parties hereunder shall conduct all arbitrations. If the parties are unable to agree on a single arbitrator within thirty (30) days after a demand for arbitration is made in writing by one party upon the other, Somerset shall select one arbitrator and Secure shall select one arbitrator and the two arbitrators so selected shall select a third neutral arbitrator who shall have familiarity with merger and acquisitions transactions and experience in dispute resolution. The arbitrators shall render a reasoned written opinion together with their decision and shall award costs and reasonable attorneys’ fees to the prevailing party in the arbitration. Notwithstanding the preceding sentence, in no event shall the arbitrators be entitled to award punitive damages (or any award in the nature of punitive damages) in any such arbitration.

10.2        Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

a.            If sent by reputable overnight air courier (such as Federal Express), one business day after being sent;

b.            If sent by facsimile transmission, with a copy shipped on the same day in the manner provided in clause (a) above, when transmitted and receipt is confirmed by the fax machine; or

c.	If otherwise actually personally delivered, when delivered.

All notices and other communications under this Agreement shall be sent or delivered as follows:

If to Secure, to:

Gregory S. Lawson
c/o Secure System, Inc.
10 Kendle’s Run
Moorestown, NJ 08057
Facsimile: (856) 231-1899

with a copy to (which shall not constitute notice):

Robert Brantl, Esq.
322 4th Street
Brooklyn, NY 11215
Facsimile: (718) 965-4042

If to Somerset, to:

John X. Adiletta
Somerset International Group, Inc.
90 Washington Valley Road
Bedminster, NJ 07921
Facsimile: (908) 953-0797

with a copy to (which shall not constitute notice):

William R. McClure, Esq.
Picinich & McClure
139 Harristown Road, Suite 101
Glen Rock, NJ 07452
Facsimile: (201) 493-1662

If to the Exchange Agent, to Picinich & McClure, as above.

Each Party may change its address by written notice in accordance with this Section.

10.3        Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) contains the entire understanding of the parties with respect to the subject matter contained in this Agreement, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

IN WITNESS WHEREOF, the parties have made this Agreement as of the date set forth on the first page.

SOMERSET INTERNATIONAL	SECURE SYSTEM, INC. GROUP, INC.

By:	/s/ John X. Adiletta	By:	/s/ Gregory S. Lawson
Name:	John X. Adiletta	Name:	Gregory S. Lawson
Title:	Chief Executive Officer	Title:	Chief Executive Officer

SYSSEC ACQUISITION CORP.

By:	/s/ John X. Adiletta

Name:	John X. Adiletta
Title:	President